Integra Bank Corporation
News Release

For Immediate Release Contact:	Michael T. Vea, Chairman, President and CEO — 812-464-9604 Martin M. Zorn, CFO, EVP-Finance and Risk — 812-461-5794 Gretchen A. Dunn, Shareholder Relations Administrator — 812-464-9677

Integra Bank Corporation Reports Charge-Off And Increase in Non-Performing Loans; Actions Will Not Affect 2006 Earnings Guidance

EVANSVILLE, INDIANA — January 9, 2007 — Integra Bank Corporation (Nasdaq Global Market: IBNK) reported today that it had taken several actions with respect to a commercial loan relationship.

The relationship consists of four loans aggregating an approximate outstanding principal balance of $18.0 million to a charter airline business and its majority owner. The borrowers failed to meet the repayment terms of their loans. Integra instituted actions to collect the loans on December 29, 2006. Integra management believes the loans are adequately secured; however, there can be no assurance of the likelihood or amounts of collectibility.

Integra will increase its net charge-offs and loan provision for the fourth quarter of 2006. Net charge-offs for the fourth quarter will be approximately $1.5 million, including the charge-offs related to this relationship. The total provision for the quarter will also be approximately $1.5 million. Integra management indicated that, not including this relationship, the remainder of the loan portfolio continues to perform in line with expectations.

Approximately $490,000 in interest on these loans for the fourth quarter 2006 will be reversed. The impact on earnings is not expected to affect the previous earnings guidance of $1.68 to $1.72 per diluted share for 2006. Net charge-offs for 2006 are expected to be 37 basis points and approximately three basis points above the previous guidance for the fourth quarter. The allowance to total loans as estimated in October 2006 will not be affected.

Management stated that during the fourth quarter, Integra continued to see improvements in its asset mix with growth in commercial loans and reductions in the residential mortgage and investment securities portfolios combined with good expense management. Integra expects to release its fourth quarter results after the close of business on January 22, 2007, and will host a conference call to review the financial results on Tuesday, January 23, 2007, at 10:00 a.m. (Central Standard Time).

– end –

Safe Harbor
Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such factors include risks relating to changes in interest rates; risks of default on and concentration of loans within our portfolio; the possible insufficiency of our allowance for loan losses, regional economic conditions; competition; governmental regulation and supervision; failure or circumvention of our internal controls; reliance of Integra Bank to fund dividends to our shareholders; disruption of business or dilution of shareholder value as a result of mergers or acquisitions; our ability to retain key personnel; failure or disruption of our information systems; technological change; and other factors described in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

About Integra Bank Corporation
Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. With assets of $2.7 billion at September 30, 2006, Integra currently operates 74 banking centers and 128 ATMs at locations in Indiana, Kentucky, Illinois and Ohio.

Integra Bank Corporation was ranked in the top 40 of Indiana’s largest publicly held companies in Indiana Business Magazine in 2006. Moody’s Investors Service has assigned an investment grade rating of Baa2 for Integra Bank’s long-term deposits. Integra Bank Corporation’s Corporate Governance Quotient (CGQ) rating as of January 1, 2007, has IBNK outperforming 95.5% of the companies in the Russell 3000 Index and 96.5% of the companies in the banking group. This rating is updated monthly by Institutional Shareholder Services and measures public companies’ corporate governance performance to a set of corporate governance factors that reflects the current regulatory environment. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at the Company’s web site,
http://www.integrabank.com.